Exhibit 99.1

Vista Equity Partners Completes Acquisition of Solera Holdings, Inc.

WESTLAKE, Texas, March 3, 2016/PRNewswire/ — Solera Holdings, Inc. (“Solera”, the “Company”, “we”, or “our”) today announced that it has been acquired by an affiliate of Vista Equity Partners (“Vista”). Other key investors include an affiliate of Koch Equity Development LLC, the investment and acquisition subsidiary of Koch Industries, Inc., and an affiliate of Goldman, Sachs & Co. The transaction, originally announced on September 13, 2015, was completed on March 3, 2016.

The acquisition – which strategically combines Solera’s world-class risk and asset management solutions with Vista’s technology-focused operational and financial expertise – sparks the next phase of Solera’s global expansion, and accelerates its mission to digitally transform how the world manages life’s two most important assets: the vehicle and the home.

“Since founding Solera, we have focused on being a global player by developing proprietary data and software solutions that help our customers meet the increasing digital demands of the automotive ecosystem,” said Tony Aquila, Solera’s founder, Chairman and Chief Executive Officer. “At Solera, we have a very strong and committed innovation culture, and believe that by partnering with Robert and his strong team, we can further achieve our goal to become the 20% or 80% provider of cognitive data sciences that help customers with all of the transactions across the car ownership lifecycle.”

Solera serves more than 195,000 customers in over 75 countries, and manages over 230 million digital transactions ranging from vehicle purchase to sale and all events in between, such as electronic titling, real-time valuation, crowdsourced repair, and consumer loyalty intelligence. Solera is also leveraging its proprietary algorithmic data systems to move beyond the garage into the digitally connected home.

“With the accelerated pace of change transforming the global marketplace, there are few companies like Solera that possess the market leadership, product innovation, and extraordinary talent to drive the digital evolution of industries,” said Robert F. Smith, founder, Chairman and Chief Executive Officer of Vista. “We are confident that Tony’s entrepreneurial spirit and dedicated team combined with Vista’s resources and experience will enable Solera to continue shaping the future of the industry and generate lasting value for its customers.”

“Robert and I could not have chosen better partners for this transaction,” added Mr. Aquila. “With the deep global strength of investors like Koch and Goldman, and the increased flexibility from operating as a private company, we will deliver even greater value to our partners – and their customers – through innovative technologies that are essential to succeeding in today’s digital economy.”

About Solera

Solera is a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry. Solera is active in over 75 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 60 additional countries; HPI, CarweB and CAP Automotive in the United Kingdom; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Identifix, providing solutions for the service, maintenance and repair (“SMR”) market; AutoPoint and DMEautomotive, providing data-driven tools to enhance SMR experiences and facilitate customer retention and marketing solutions for the retail automotive industry; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to Solera’s website at www.solera.com.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in Austin, Chicago and San Francisco, with more than $14 billion in cumulative capital commitments, currently invests in software, data and technology-based organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.

Media Contact for Solera

Monica Feid

(972) 490-8053

monicafeid@bizcompr.com

Media Contact for Vista

Alan Fleischmann (202) 413-4495

afleischmann@laurelstrategies.com